PRESS RELEASE- IMMEDIATE RELEASE

CONTACT:     Matthew Coggins
Senior Vice President/Director of Marketing and Communications
Enterprise Bank
978-656-5708
Matthew.Coggins@ebtc.com

DATE:        January 20, 2016

CHAIRMAN OF THE BOARD GEORGE DUNCAN ANNOUNCES
THE RETIREMENT AND ELECTION OF BANK DIRECTORS

The Board of Directors of Enterprise Bank today announced the retirement of Arnold S. Lerner from the Boards of Enterprise Bank and its holding company, Enterprise Bancorp, Inc.

After 27 years of dedicated service to Enterprise Bank and Enterprise Bancorp, Inc., Arnold S. Lerner has stepped down from service as a Director as of January 19, 2016. Upon his retirement from the boards, Mr. Lerner has been named an Honorary Director. A founding director in 1988, Mr. Lerner has always served with great distinction in the various roles he has held during his tenure including the roles of Vice Chairman and Lead Director. Mr. Lerner has served as the Chairman of the Corporate Governance/Nominating, Asset Liability (ALCO), and Enterprise Investment Advisory Committees, as well as serving on the Executive, Audit, Compensation, and Marketing and Sales Committees. In 2008 the Bank’s boardroom was dedicated in his honor.

Chairman Duncan commented, “It has been my distinct pleasure to call Arnold S. Lerner a colleague, mentor, and friend for more than 50 years. The unprecedented growth experienced by Enterprise Bank quite simply would not have been possible without Arnold Lerner’s vision and steadfast leadership. He has exemplified all that a board member should be through his intelligence, superior judgement, judicious counsel, and stellar personal and professional reputation. Arnold has set an extraordinary example for all of us to follow and leaves a lasting and profound impact on our Bank’s people and community-focused culture. I cannot express in words the enormous respect I have for Arnold Lerner’s passion and dedication to both our institution and to the community at large.”

Also announced was the election of Joseph C. Lerner to the Boards of Enterprise Bank and its holding company, Enterprise Bancorp, Inc. Mr. Lerner, a resident of Concord, MA, currently serves as Co-Founder and Managing Partner of Cycle Power Partners of Lowell, MA, an energy company investing in operating power and energy infrastructure assets, as well as Co-Founder and Managing Director of 819 Capital LLC, a diversified investment firm focused on energy, real estate and high-growth companies. Prior to co-founding these companies, Mr. Lerner earned 15 years of investment experience with Invenergy and Community Energy. Mr. Lerner currently serves as a director on the boards of Frontier Pro Services, LLC, Meridian Solar, Inc., and Spindrift Beverage Co., LLC. He is a member of the North Central Advisory Council of Enterprise Bank, serves as a Trustee of the Applewild School in Fitchburg, MA and as a Corporator of Emerson Hospital in Concord, MA. Mr. Lerner’s experience with energy, investments, development, financing and construction, along with his board experience and his deep commitment to the community, will augment the outstanding depth and breadth of the Enterprise Bank Board of Directors.

According to Mr. Duncan: “Joseph Lerner is an exceptionally bright and capable business leader who will undoubtedly play a major role in helping to guide our organization as we continue our strategic growth in the future. His expertise in the energy and real estate fields, coupled with his business acumen and community spirit, will be a major asset to our board leadership and to the communities we serve. We are honored to have Joseph on our board.”

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Enterprise Bank has 22 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsboro, and Westford and in Hudson, Nashua, Pelham, Salem and Derry, New Hampshire. As of September 30, 2015, assets were posted at $2.20 billion. Total assets, investment assets under management and mortgage loans serviced totaled $2.94 billion.

Enterprise Bank and Trust Company is listed on the NASDAQ Global Market under the stock symbol “EBTC.” For further information on Enterprise Bank, log on to our web site at EnterpriseBanking.com.